                                                                    EXHIBIT 99.2


                               FIRST AMENDMENT TO
                                NEOMORPHIC, INC.
                             1998 STOCK OPTION PLAN

The 1998 Stock Option Plan of Neomorphic, Inc. is amended as follows:


Section 3 is amended to read in full as follows:

         3.       SHARES SUBJECT TO THE PLAN

                  The maximum number of shares of the Common Stock of the Company that may be optioned under the Plan shall be Four Million Eight Hundred Fifty Thousand (4,850,000) shares (the "Shares"). The limitation on the number of Shares that may be optioned under the Plan shall be subject to adjustment as provided in Section 12 of the Plan. If any outstanding option under the Plan for any reason expires or is terminated without having been exercised in full, the Shares allocable to the unexercised portion of that option shall again become available for option pursuant to the Plan.


Except as amended hereby, the 1998 Stock Option Plan shall remain in full force and effect, and this Amendment was duly approved by the Board of Directors and Shareholders of Neomorphic, Inc.



                                                     /s/ Deirdre Henry
                                                     ---------------------------
                                                     Secretary